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Exhibit 10.8

EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

EXECUTIVE AGREEMENT

        THIS AGREEMENT is made and entered into this 14th day of August, 2000, by and between Butte Community Bank, a bank organized and existing under the laws of the State of California (hereinafter referred to as the "Company"), and John Coger, an Executive of the Company (hereinafter referred to as the "Executive").

        WHEREAS, the Executive is now in the employ of the Company and has for many years faithfully served the Company, it is the consensus of the Board of Directors (hereinafter referred to as the "Board") that the Executive's services have been of exceptional merit, in excess of the compensation paid and an invaluable contribution to the profits and position of the Company in its field of activity. The Board further believes that the Executive's experience, knowledge of corporate affairs, reputation and industry contacts are of such value, and the Executive's continued services so essential to the Company's future growth and profits, that it would suffer severe financial loss should the Executive terminate services with the Bank;

        ACCORDINGLY, the Board has adopted the Butte Community Bank Executive Supplemental Retirement Plan (hereinafter referred to as the "Executive Plan") and it is the desire of the Company and the Executive to enter into this Agreement under which the Company will agree to make certain payments to the Executive upon the Executive's retirement or to the Executive's beneficiary(ies) in the event of the Executive's death pursuant to the Executive Plan;

        FURTHERMORE, it is the intent of the parties hereto that this Executive Plan be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Security Act of 1974, as amended ("ERISA"). The Executive is fully advised of the Company's financial status and has had substantial input in the design and operation of this benefit plan; and

        NOW THEREFORE, in consideration of services the Executive has performed in the past and those to be performed in the future, and based upon the mutual promises and covenants herein contained, the Company and the Executive agree as follows:

I.    DEFINITIONS

        A.    Effective Date:

          The Effective Date of the Executive Plan shall be July 1, 2000.

        B.    Plan Year and Anniversary Date:

          Any reference to the "Plan Year" shall mean a calendar year from January 1st to December 31st. In the year of implementation, the term "Plan Year" shall mean the period from the Effective Date to December 31st of the year of the Effective Date. Anniversary Date shall mean December 31st of each year.

        C.    Retirement Date:

          Retirement Date shall mean retirement from service with the Company which becomes effective on the first day of the calendar month following the month in which the Executive reaches age sixty (60) or such later date as the Executive may actually retire.

        D.    Early Retirement Date:

          Early Retirement Date shall mean a Termination of Employment prior to the Normal Retirement Age (Subparagraph I [K]) for reasons other than death, Change of Control or Disability.

        E.    Termination of Employment:

          Termination of Employment means the Executive ceasing to be employed by the Company for any reason whatsoever.

        F.    Pre-Retirement Account:

          A Pre-Retirement Account shall be established as a liability reserve account on the books of the Company for the benefit of the Executive. Prior to the Executive's Termination of Employment, or the Executive's retirement, early or otherwise, whichever event shall first occur, such liability reserve account shall be increased or decreased each Plan Year, until the aforestated event occurs, by the Index Retirement Benefit (Subparagraph I [G]). This Pre-Retirement Account shall have a pre-existing balance of Two Hundred Seventy Eight and no/100ths Dollars ($278.00) as of December 31, 1999. The Company shall provide to the Executive, within one hundred and twenty (120) days after each Anniversary Date, a statement setting forth the Pre-Retirement Account Balance.

        G.    Index Retirement Benefit:

          The Index Retirement Benefit for each Executive in the Executive Plan for each Plan Year shall be equal to the excess (if any) of the Index (Subparagraph I [H]) for that Plan Year over the Opportunity Cost Expense (Subparagraph I [I]) for that Plan Year, minus the after-tax interest expense pursuant to Section III (B) of this Agreement.

        H.    Index:

          The Index for any Plan Year shall be the aggregate annual after-tax income from the life insurance contract(s) described hereinafter as defined by FASB Technical Bulletin 85-4. This Index shall be applied as if such insurance contract(s) were purchased on the Assumed Purchase Date or Issue Date set forth hereinbelow.

Insured:	John Coger
Insurance Carrier:	Alexander Hamilton Life Ins Co.
Policy Number:	AH5025492
Policy Type:	Flexible Premium Adjustable Life
Product Name:	Executive Security Plan IV
Issue Date:	July 10, 1998
Classification:	Non-Smoker
Initial Face Amount:	$440,000
Premium Paid:	$165,000
Number of Premium Payments:	One

          If such contracts of life insurance are actually purchased by the Company, then the actual policies as of the dates they were actually purchased shall be used in calculations under this Executive Plan. If such contracts of life insurance are not purchased or are subsequently surrendered or lapsed, then the Company shall receive annual policy illustrations that assume the above-described policies were purchased or had not subsequently surrendered or lapsed. Said illustration shall be received from the respective insurance companies and will indicate the increase in policy values for purposes of calculating the amount of the Index.

          In either case, references to the life insurance contracts are merely for purposes of calculating a benefit. The Company has no obligation to purchase such life insurance and, if purchased, the Executive and the Executive's beneficiary(ies) shall have no ownership interest in such policy and shall always have no greater interest in the benefits under this Executive Plan than that of an unsecured creditor of the Company.

        I.    Opportunity Cost:

          The Opportunity Cost for any Plan Year shall be calculated by taking the sum of the amount of premiums for the life insurance policies described in the definition of "Index" plus the amount of all previous years' after-tax Opportunity Cost, and multiplying that sum by the average rate of return on the average Federal Funds for the Plan Year as quoted in the Wall Street Journal net of the Company's highest marginal tax rate (combined federal and state) for each Plan Year. This rate shall be adjusted annually.

        J.    Change of Control:

          Change of Control means the transfer of shares of the Company's voting common stock such that one entity (or one person acquires or is deemed to acquire when applying Section 318 of the Internal Revenue Code of 1986, as amended) more than fifty percent (50%) of the Company's outstanding voting common stock followed within twelve (12) months by the Executive's Termination of Employment for reasons other than death, disability or retirement.

        K.    Normal Retirement Age:

          Normal Retirement Age shall mean the date on which the Executive attains age sixty (60).

II.    INDEX BENEFITS

        A.    Retirement Benefits:

          Subject to Paragraph VI (A) hereinafter, an Executive who remains in the employ of the Company until the Normal Retirement Age (Subparagraph I [K]) shall be entitled to receive the balance in the Pre-Retirement Account in two hundred and forty (240) equal monthly installments commencing thirty (30) days following the Executive's retirement. In addition to these payments and commencing in conjunction therewith, the Index Retirement Benefit (Subparagraph I [G]) for each Plan Year subsequent to the Executive's retirement, and including the remaining portion of the Plan Year following said retirement, shall be paid to the Executive until the Executive's death.

        B.    Early Retirement:

          Subject to Paragraph VI (A), should the Executive retire early as defined in the Early Retirement Date Provision (Subparagraph I [D]) the Executive shall be entitled to receive on the date of said early retirement, the balance in the Pre-Retirement Account paid in two hundred and forty (240) monthly installments commencing at the Normal Retirement Age (Subparagraph I [K]). In addition to these payments and commencing in conjunction therewith, the Index Retirement Benefit for each Plan Year subsequent to the year in which the Executive attains Normal Retirement Age, and including the remaining portion of the Plan Year in which the Executive attains Normal Retirement Age, shall be paid to the Executive until the Executive's death.

        C.    Termination of Employment:

          Subject to Paragraph VI (A), should an Executive suffer a Termination of Service the Executive shall be entitled to receive the balance in the Pre-Retirement Account payable to the Executive in Two Hundred and Forty (240) equal monthly installments commencing thirty (30) days following the Executive's Normal Retirement Age (Subparagraph I [K]). In addition to these payments and commencing in conjunction therewith, the Index Retirement Benefit for each Plan Year subsequent to the year in which the Executive attains Normal Retirement Age, and including the remaining portion of the Plan Year in which the Executive attains Normal Retirement Age, shall be paid to the Executive until the Executive's death.

        D.    Death:

  (i)
  Should the Executive die prior to having received the full balance of the Pre-Retirement Account, the unpaid balance of the Pre-Retirement Account shall be paid in the remaining installments (Subparagraph II [A]) to the beneficiary selected by the Executive and filed with the Bank; and

  (ii)
  When the Executive dies, in addition to the payment the Executive's designated beneficiary may receive described in II (C) (i) hereinabove, the Executive's designated beneficiary shall begin receiving an amount of money equal to what the Executive's Index Retirement Benefit would have been had the Executive received fifteen (15) Index Retirement Benefit plan payments after his retirement, or had the Executive lived and received said payments until age seventy-five (75), whichever event allows for the greater number of payments to the Executive's beneficiary(ies). This amount of money shall be paid at the times and in the amounts that the Executive would have received said Index Retirement Benefits; and

  (iii)
  In any event, in the absence of or a failure to designate a beneficiary, the amounts described herein shall be paid to the personal representative of the Executive's estate.

        E.    Death Benefit:

          Except as set forth above, there is no death benefit provided under this Agreement.

        F.    Disability Benefit:

          In the event the Executive becomes disabled and the Executive's employment is terminated because of such disability, he shall immediately begin receiving the benefits in Subparagraph II (A) above. Such benefit shall begin without regard to the Executive's Normal Retirement Age and the Executive shall be one hundred percent (100%) vested in the entire benefit amount. Disability means the Executive's inability to perform substantially all normal duties of the Executive, as determined by the Company's Board of Directors, in its sole discretion. As a condition to any benefits, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Board of Directors deems appropriate.

III.  DEFERRAL BENEFITS

        A.    Deferral Election:

          The Executive may elect to defer up to One Hundred Percent (100%) of total compensation each year for a maximum of ten (10) years. At the end of the ten (10) year period, the Board shall have the option of extending the deferral period for any amount of time it shall deem to be appropriate. The Executive will make the election to defer by filing with the Company, within thirty (30) days after the Effective Date of this Agreement, a written statement setting forth the amount of the deferrals and the Executive's election of payment as set forth in Exhibit "B". Said Deferral Declaration is attached hereto as Exhibit "B" and fully incorporated herein by reference. The Deferral Declaration shall be effective to defer only compensation earned after the date the Deferral Declaration is received by the Company. The Executive may modify the amount of compensation to be deferred annually by filing a new Deferral Declaration with the Company prior to the beginning of the Plan Year in which the compensation is to be deferred. The modified Deferral Election shall not be effective until the calendar year following the year in which the subsequent Deferral Election is received and approved by the Company.

        B.    Deferred Compensation Account:

          The Company shall establish a Deferred Compensation Account in the name of the Executive and credit that account with the deferrals. Deferrals herein are defined as compensation deferred by the Executive as of the time the compensation would have otherwise been paid to the Executive. The Company shall also credit interest to the Deferred Compensation Account balance. On the Anniversary Date of each year and immediately prior to the payment of any benefits, interest is to be accrued on the account balance and compounded at an annual rate on each Anniversary Date and immediately prior to the payment of any benefits at an annual rate equal to the Company's prime lending rate plus fifty (50) basis points on each Anniversary Date. The Deferred Compensation Account shall have a pre-existing liability balance equal to Twenty Thousand Nine Hundred and no/100ths Dollars ($20,900.00) as of June 30, 2000.

        C.    Statement of Accounts:

          The Company shall provide to the Executive, within one hundred twenty (120) days after each Anniversary Date, a statement setting forth the Deferred Compensation Account Balance.

        D.    Retirement, Termination of Service, Disability, Change of Control or Death:

  (i)
  Retirement: Upon the Executive's Retirement Date, the Company shall pay the Executive's Deferred Compensation Account balance as elected by the Executive at least one (1) year prior to receiving said benefit on his Deferral Declaration said payments to commence on the first day of the month following the Executive's Retirement Date. If the Executive fails to make said election, then the payments shall be made in two hundred and forty (240) equal monthly installments commencing as set forth herein. The Company shall continue to credit interest as set forth hereinabove on the remaining account balance during any applicable installment period.

  (ii)
  Termination of Service or Early Retirement Benefit: Upon the Executive's Termination of Service or Early Retirement, for reasons other than death, Change of Control or Disability, the Company shall pay the Executive the Deferral Account balance at said Termination of Service or Early Retirement Date, said payments to commence on the first day of the month following the Executive's Normal Retirement Age. Said amount shall be payable as elected by the Executive at least one (1) year prior to being entitled to receive said benefit on the Deferral Declaration. If the Executive fails to make said election, then the amount shall be payable in two hundred and forty (240) equal monthly installments. The Company shall continue to credit interest as set forth hereinabove on the remaining account balance during any applicable installment period.

  (iii)
  Disability: If the Executive terminates employment due to disability as set forth hereinabove, the Company shall pay the Executive the Deferred Compensation Account Balance at said termination due to disability, said payments to commence on the first day of the month following said termination due to disability payable as elected by the Executive in the Deferral Declaration at least one (1) year prior to receiving said benefit. If Executive fails to make said election, then the payments shall be made in two hundred and forty (240) monthly payments commencing as set forth herein. If the Executive fails to make said election, then the amount shall be payable in two hundred and forty (240) equal monthly installments. The Company shall continue to credit interest as set forth hereinabove on the remaining account balance during any applicable installment period.

  (iv)
  Change of Control: Upon a change in control prior to the expiration of the Deferral Period set forth hereinabove, the Company shall credit the Deferred Compensation Account in the amount which would have been deferred by the Executive for the entire Deferral Period and thereafter pay to the Executive the balance of the Deferred Compensation Account. Such payment shall be made, at the election of the Executive, within thirty (30) days after such occurrence or at the same time and in the same amounts as specified on the Deferral Declaration.

  (v)
  Death: Should the Executive die while there is a balance in the Executive's Deferred Compensation Account, such balance shall be paid to the Executive's beneficiary(ies) in two hundred and forty (240) monthly installments commencing on the first day of the month following the Executive's death. The Company shall continue to credit interest as set forth hereinabove on the remaining account balance during any applicable installment period.

        E.    Hardship:

          If an unforeseeable financial emergency arising from the death of a family member, divorce, sickness, injury, catastrophe or similar event outside the control of the Executive occurs, the Executive, by written instructions to the Company, may reduce future referrals under this Agreement. Upon the Board's determination that the Executive has suffered an unforeseeable financial emergency as described herein, the Company shall distribute to the Executive all or a portion of the Deferred Compensation Account Balance as determined by the Company, but in no event shall the distribution be greater than is necessary to relieve the financial hardship.

IV.    RESTRICTIONS UPON FUNDING

        The Company shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Executive Plan. The Executive, their beneficiary(ies), or any successor in interest shall be and remain simply a general creditor of the Company in the same manner as any other creditor having a general claim for matured and unpaid compensation.

        The Company reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Executive Plan or to refrain from funding the same and to determine the extent, nature and method of such funding. Should the Company elect to fund this Executive Plan, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Company reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall any Executive be deemed to have any lien nor right, title or interest in or to any specific funding investment or to any assets of the Company.

        If the Company elects to invest in a life insurance, disability or annuity policy upon the life of the Executive, then the Executive shall assist the Company by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

V.    BENEFICIARIES

  A.
  Beneficiary Designations:

          The Executive shall designate a beneficiary by filling a written designation with the Company. Said Beneficiary Designation is attached hereto, marked as Exhibit "A", and fully incorporated herein by reference. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

  B.
  Facility of Payment:

          If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship, as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

VI.    GENERAL LIMITATIONS

        Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement that is in excess of the Executive Deferrals if any of the following events occur:

  A.
  Termination for Cause:

          If the Company terminates the Executive's employment for:

                (i)  Gross negligence or gross neglect of duties to the Company;

              (ii)  Commission of a felony or of a gross misdemeanor involving moral turpitude involving the Executive's employment by the Company; or

              (iii)  Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive's employment and resulting in an adverse effect on the Company.

  B.
  Suicide:

          If the Executive commits suicide within two years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Company, no death benefit shall be payable under this Agreement.

        Regardless of Paragraph VI or any provision to the contrary, no benefit will be paid to the extent the benefit would create excess parachute payments under Section 280G of the Code.

VII.    CLAIMS AND REVIEW PROCEDURES

  A.
  Claims Procedure:

          The Company shall notify any person or entity that makes a claim against the Agreement (the "Claimant") in writing, within ninety (90) days of his or her written application for benefits, of his or her eligibility or non-eligibility for benefits under the Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth:

                (i)  The specific reasons for such denial;

              (ii)  A specific reference to the provisions of the Agreement on which the denial is based;

              (iii)  A description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed; and

              (iv)  An explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

  B.
  Review Procedure:

          If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons, which the Claimant believes, entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the Claimant.

VIII.    AMENDMENTS AND TERMINATION

        A.    This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

        B.    The Company may amend or terminate this Agreement at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Agreement would:

            (i)  Cause benefits to be taxable to the Executive prior to actual receipt, or

          (ii)  Result in significant financial penalties or other significantly detrimental ramifications to the Company (other than the financial impact of paying the benefits).

        In no event shall this Agreement be terminated under this Section VIII (B) without payment to the Executive of the Deferral Account balance attributable to the Executive's Deferrals and interest credited on such amounts.

IX.    MISCELLANEOUS

  A.
  Binding Effect:

          This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, administrators and transferees.

  B.
  No Guarantee of Employment:

          This Agreement is not a contract for employment. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the shareholders' rights to replace the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

  C.
  Non-Transferability:

          Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

  D.
  Tax Withholding:

          The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

  E.
  Applicable Law:

          The Agreement and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by the laws of the United States of America.

  F.
  Recovery of Estate Taxes:

          If the Executive's gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Agreement, and if the beneficiary is other than the Executive's estate, then the Executive's estate shall be entitled to recover from the beneficiary receiving such benefit under terms of the Agreement, an amount by which the total estate tax due by the Executive's estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Executive's gross estate. If there is more than one person receiving such benefit, the right of recovery shall be against each such person. In the event the beneficiary has a liability hereunder, the beneficiary may petition the Company for a lump sum payment in an amount not to exceed the beneficiary's liability hereunder.

  G.
  Unfunded Arrangement:

          The Executive and the Executive's beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and the Executive's beneficiary have no preferred or secured claim.

  H.
  Reorganization:

          The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of the assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligation of the Company under this Agreement.

  I.
  Entire Agreement:

          This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

  J.
  Administration:

          The Company shall have powers that are necessary to administer this Agreement, including but not limited to:

              (i)  Interpreting the provisions of the Agreement;

            (ii)  Establishing and revising the method of accounting for the Agreement;

            (iii)  Maintaining a record of benefit payments; and

            (iv)  Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

  K.
  Named Fiduciary:

          For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

  L.
  Supersede and Future Agreement:

          This Agreement shall supersede the Butte Community Bank Executive Deferred Compensation Agreement dated the 1st day of July, 1998, and shall constitute the entire agreement of the parties pertaining to this particular Executive Supplemental Retirement Plan Agreement.

  M.
  Exhibit C:

          An illustration of the projected amount of the Retirement Benefits set forth hereinabove is attached hereto and marked as Exhibit "C". The numbers referred to in said Exhibit "C" are not actual or representative of any actual Retirement Benefits that may be received by the participant per the terms of this Agreement. Exhibit "C" is attached hereto merely for illustrative purposes only and the Bank does not make any promises or other representations regarding any said amounts set forth therein.

        IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read the Agreement and executed the original thereof on the 14th day of August, 2000, and that, upon execution, each has received a conforming copy.

BUTTE COMMUNITY BANK Paradise, CA
/s/ K C ROBBINS	By:	/s/ DON LEFORCE	Chairman

Witness			Title
/s/ K C ROBBINS	By:	/s/ JOHN F. COGER
Witness		John Coger

EXHIBIT "A"

BENEFICIARY DESIGNATION FORM
FOR THE EXECUTIVE SUPPLEMENTAL
RETIREMENT PLAN AGREEMENT

PRIMARY DESIGNATION:

Name	Address	Relationship
Colleen C Coger	2188 DeMille Rd Paradise CA 95969	wife

SECONDARY (CONTINGENT) DESIGNATION:

All sums payable under the Executive Supplemental Retirement Plan Executive Agreement by reason of my death shall be paid to the Primary Beneficiary, if he or she survives me, and if no Primary Beneficiary shall survive me, then to the Secondary (Contingent) Beneficiary.

/s/ JOHN F. COGER John Coger	11-10-00 Date

EXHIBIT "B"

DEFERRAL DECLARATION

I.    AUTHORIZATION AND AMOUNT OF DEFERRAL

        The undersigned John Coger, an Executive of the Butte Community Bank hereby elects to defer $10,000 ($ or percent) of the Executive's income for the year 2000 and all subsequent years thereafter pursuant to the Executive Supplemental Retirement Plan Executive Agreement dated the            day of                        , 2000, unless modified by the Executive accordingly. The undersigned is a party to the above-referenced Agreement.

II.    DISTRIBUTION ELECTION

        Pursuant to the Provisions of my Executive Supplemental Retirement Plan Executive Agreement with Butte Community Bank, I hereby elect to have any distribution of the balance in my Deferral Account paid to me in installments as designated below:

☐	Lump sum.
☐
Five (5) annual installments with the amount of each installment determined as of each installment date by dividing the entire amount in my Benefit Account by the number of installments then remaining to be paid, with the final installment to be the entire remaining balance in the Benefit Account.
☐
Ten (10) annual installments with the amount of each installment determined as of each installment date by dividing the entire amount in my Benefit Account by the number of installments then remaining to be paid, with the final installment to be the entire remaining balance in the Benefit Account.
☐
Fifteen (15) annual installments with the amount of each installment determined as of each installment date by dividing the entire amount in my Benefit Account by the number of installments then remaining to be paid, with the final installment to be the entire remaining balance in the Benefit Account.
☒
Twenty (20) annual installments with the amount of each installment determined as of each installment date by dividing the entire amount in my Benefit Account by the number of installments then remaining to be paid, with the final installment to be the entire remaining balance in the Benefit Account.
☐	The aforestated length of time for payments in monthly installments.

III.    DISTRIBUTION ELECTION UPON A CHANGE OF CONTROL

☐	Lump sum within thirty (30) days of Change of Control.
☒	Pursuant to election made in Paragraph II above.
Date:	11-10-00	Executive:	/s/ JOHN F. COGER John Coger

AMENDMENT
TO THE EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN
EXECUTIVE AGREEMENT

        This Amendment, made and entered into this 10th day of January, 2002, by and between Butte Community Bank, a bank organized and existing under the laws of the State of California, hereinafter referred to as the "Bank," and John F. Coger, an Employee of the Bank, hereinafter referred to as the "Employee," shall effectively amend the Executive Supplemental Retirement Plan Executive Agreement, as specifically set forth herein pursuant to Paragraph VIII of said agreement. The Agreement shall be amended as follows:

  1.)
  Subparagraph III (D) (v) shall be amended to include the following language as the last sentence of said Subparagraph:

    "If the Executive dies while employed by the Bank prior to the Executive's Normal Retirement Age (Subparagraph I [K], then said Deferred Compensation Account balance to be paid at death hereunder shall assume that the Executive deferred fees as set forth herein until the Executive's Normal Retirement Age and subject to a maximum amount of said deferral as approved by the Board of the Bank in its sole discretion for said time period from death to the Executive's Normal Retirement Age."

        This Amendment shall be effective the 21st day of December, 2001. To the extent that any term, provision, or paragraph of said agreement is not specifically amended herein, or in any other amendment thereto, said term, provision, or paragraph shall remain in full force and effect as set forth in said August 14, 2000 Agreement (effective July 1, 2000).

        IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Amendment and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

BUTTE COMMUNITY BANK Paradise, California
/s/ CRAIG LARSON	By:	/s/ DON LEFORCE

Witness		Title
/s/ K C ROBBINS Witness	/s/ JOHN F COGER John F. Coger

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EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN EXECUTIVE AGREEMENT
EXHIBIT "A"
EXHIBIT "B"
AMENDMENT TO THE EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN EXECUTIVE AGREEMENT